EXHIBIT 22.1:  Minutes - Annual Shareholders' Meeting - December 22, 2010



                        MINUTES OD THE ANNUAL MEETING OF
                              THE SHAREHOLDERS OF
                              SIGNAL ADVANCE, INC.
                           Held on December 22, 2010


The annual meeting of the Shareholders of the above captioned corporation was held on the date and at the time and place set forth in the written notice properly distributed to all of the Shareholders of record of the corporation, fixing such time and place, and prefixed to the minutes of this meeting for the purpose of considering the annual reports of the affairs of the corporation, and transacting other business within the powers of the Shareholders.

There were present the following: Dr. Chris Hymel, Richard Seltzer, Esq. and Dr. Malcolm Skolnick being all members of the Board of Directors of the corporation. Ronald Stubbers and Karl Zercoe, additional board members were unable to attend the meeting. Each such named individual is also a shareholder of record of the corporation.

Upon motion duly made, seconded, and unanimously adopted, the reading of the role of the Shareholders was dispensed with. It was, however, noted that approximately eighty five percent (84.67%) of all of the issued and outstanding shares of stock of the corporation were represented by signed proxies, properly submitted by shareholders not in attendance per the instructions provided in the shareholder meeting notice, and by those in attendance at the meeting.

The meeting was called to order and presided upon by the Chairman of the Board, Chris Hymel. It was moved, seconded and unanimously carried by those in attendance that Mr. Hymel act as Chairman of the meeting and that Mr. Seltzer act as Secretary of the meeting and record the minutes.

The meeting being held in accordance with the terms of the Bylaws of the Corporation, the Chairman declared that as a quorum was present, the meeting was lawfully and properly convened.

The Chairman discussed the annual report of the corporation for the prior fiscal year and presented a copy of the report to those in attendance at the meeting. A motion was duly made, seconded and unanimously carried waiving the reading of the annual report. The report was accepted and ordered filed with the Secretary of the corporation.

The Chairman then reported to the meeting the activities of the corporation for the prior year as conducted by the officers for the corporation in accordance with the laws of the State of Texas as they apply to such corporations, and proposed that the Shareholders formally ratify those actions of the corporation. Upon motion duly made, seconded and carried by a vote of 84.67% of the issued and outstanding shares of the corporation entitled to vote on such matters, it was:

RESOLVED, that all proceedings of the corporation as determined by the share-holders in accordance with the laws of the State of Texas as they apply to corporations since the last l meeting of the Shareholders, and all acts taken by officers of this corporation, are hereby ratified and approved in all respects.

There were no dissenting votes recorded by the Secretary regarding this resolution.

The Chairman noted that it was in order for the Shareholder to consider electing a Board of Directors for the ensuing year. Upon nominations duly made, seconded and carried by a vote of 84.67% of the issued and outstanding shares of the corporation entitled to vote on such matters. There were 375,000 dissenting votes with regard to Malcolm Skolnick and Richard C. Seltzer, serving as Directors. The following persons were elected as Directors of the corporation, to serve for a period of one (1) year and until such time as their successors are elected and qualify:

    CHRIS HYMEL
    RONALD STUBBERS
    KARL ZERCOE
    MALCOLM SKOLNICK
    RICHARD SELTZER

There being no further business to come before the meeting, on motion duly made, seconded, and unanimously adopted, the meeting was adjourned.

Dated effective as of the 22nd day of December, 2010.


                                        /s/ Richard Seltzer

                                        RICHARD SELTZER

                                        Meeting Secretary and Director

ATTEST:

Directors in attendance

/s/ Chris Hymel

CHRIS HYMEL

/s/ Malcolm Skolnick

MALCOLM SKOLNICK